Old Point Releases First Quarter 2017 Results

•	Net loans grow $30.2 million
•	Net interest margin increases to 3.69%
•	Low-cost deposits grow $16.7 million

April 28, 2017 Hampton, VA Old Point Financial Corporation (NASDAQ "OPOF") reported net income of $942 thousand ($0.19 per diluted share) for the three months ended March 31, 2017, compared to $1.0 million ($0.21 per diluted share) for the three months ended March 31, 2016. Higher net interest income was offset by a higher provision for loan losses, while lower noninterest expense and lower income tax expense were offset by lower noninterest income. Comparisons for both noninterest income and noninterest expense were affected by unusual events in the first quarter of 2016, discussed in more detail below.

During the first quarter of 2016, we implemented a new strategy for our investment portfolio and prepaid an advance from the Federal Home Loan Bank (FHLB). As a result, we recognized gains on the sale of available-for-sale securities of $509 thousand and paid a $391 thousand prepayment fee on the FHLB advance. The prepayment of the FHLB advance also reduced interest expense, as the rate on that advance was significantly higher than other sources of funding available to us in the first quarter of 2016.

Also during 2016, we focused on our loan portfolio, with positive results for interest income in the first quarter of 2017. Loan growth continued in 2017, with average loans growing $46.0 million when comparing the first quarter of 2017 to the first quarter of 2016.This growth was funded mainly from existing liquidity and growth in low-cost deposits. Strong loan growth funded from low-cost deposits helped us grow our net interest margin to 3.69% for the first quarter of 2017, as compared to 3.62% for the first quarter of 2016.

Robert Shuford, Jr., President and CEO of Old Point National Bank said, "We are very excited with all we have been able to accomplish already in 2017.  Our continued focus on relationship development throughout our footprint and our internal sales management process is proving to be a successful strategy.  These efforts have been bolstered by our continued ability to recruit talented relationship officers for both the commercial and retail teams.  We are holding the line on noninterest expenses and adding exciting new sources of noninterest income from Old Point Mortgage and Old Point Insurance."

Balance Sheet Review
Unless otherwise noted, all comparisons in this section are between December 31, 2016 and March 31, 2017.

Total assets as of March 31, 2017 were $922.8 million, an increase of $19.8 million or 2.19%. Increases in deposits and overnight repurchase agreements funded the majority of this growth in the balance sheet, with deposits increasing $8.9 million and repurchase agreements increasing $9.4 million. All of the increase in total deposits was in noninterest-bearing and savings deposits, which are much less costly than time deposits. Due to our emphasis on relationship banking, low-cost deposits increased $16.7 million, while time deposits decreased $7.8 million. We expect that our solid base of low-cost deposits will help protect our net interest margin in coming quarters.

The additional liquidity from increases in deposits and overnight repurchase agreements was used to partially fund net loan growth of $30.2 million, bringing net loans to $625.8 million as of March 31, 2017. Loan growth was also funded from available liquidity held in cash and cash equivalents ($5.3 million), as well as calls, maturities, and paydowns on securities available-for-sale ($4.2 million).

The strong growth in the loan portfolio is a direct result of our continued focus on growing and diversifying the loan portfolio while maintaining sound underwriting practices. As part of our strategy to grow the loan portfolio, we re-opened our dealer lending division in September 2016. Our consumer auto loan portfolio grew $9.6 million between September and December of 2016, and has since grown an additional $22.6 million in the first quarter of 2017. The 2016 growth has contributed positively to interest income in 2017, and we expect this to continue as the portfolio grows and matures. There are risks inherent in any new loan program, but we have hired knowledgeable staff and put in place programs and policies to mitigate those risks. We are also monitoring our allowance for loan losses carefully and will make changes as the portfolio ages.

Income Statement Review
Unless otherwise noted, all comparisons in this section are between the three months ended March 31, 2016 and 2017.

Net interest income increased $491 thousand, primarily due to increased interest and fees on loans and lower interest expense on FHLB advances. While growth in loans led to increased net interest income, it also required us to set aside additional loan loss reserves through the provision, which was $650 thousand in the first quarter of 2017, or $500 thousand higher than the first quarter of 2016. Of this increase in the provision, approximately $300 thousand was directly related to the growth in the loan portfolio. We also set aside additional reserves as we received updated information about the condition of certain troubled borrowers.

As discussed above, we recognized a gain of $509 thousand on the sale of securities in the first quarter of 2016. Without this gain, noninterest income would have been essentially flat when comparing the first quarters of 2016 and 2017, with increases in income from fiduciary activities offsetting decreases in service charges on deposit accounts. Income from fiduciary activities is heavily impacted by the market value of assets under management, and improvements in the stock market during the fourth quarter of 2016 and first quarter of 2017 increased income in this category. Service charges on deposit accounts were lower mainly due to reduced overdraft fee income.

Noninterest expense was down $385 thousand, primarily due to the $391 thousand prepayment fee on the FHLB advance that was paid in the first quarter of 2016. Noninterest expense was up only $6 thousand without the prepayment fee, and changes in other noninterest expense categories were small when considered in the context of total noninterest expense. However, there were changes within some categories worth noting:
•
Salaries and employee benefits (down $57 thousand or 1.11%): Per accounting rules, we are required to defer a portion of our employee costs when loans are booked. The growth in the loan portfolio in the first quarter of 2017 increased the amount of expense deferred, which lowered the total expense in this category.

•
Occupancy and equipment (up $91 thousand or 6.70%): We continue to improve our disaster recovery plan to minimize business interruptions. Purchases of additional equipment, which must be depreciated, and new service contracts both contributed to the increase in occupancy and equipment.

•
FDIC insurance (down $69 thousand or 41.82%): Beginning in the third quarter of 2016, the FDIC made changes to the way that insurance premiums are calculated. We expect future quarters to continue at approximately the same rate as the first quarter of 2017.

•
Employee professional development (up $88 thousand or 59.46%): Due to the planned retirement of our CFO in the second quarter of 2017, we have engaged an executive recruitment firm that specializes in identifying and evaluating senior executive talent for financial institutions. Expenses for this firm are included in this category of noninterest expense.

•	ATM and other losses (up $90 thousand or 103.45%): Branch robberies and fraud losses increased this expense in the first quarter of 2017.
•
Loss on other real estate owned (down $99 thousand or 100.00%): In 2016, we worked diligently to sell the properties held in other real estate owned. With sales on the remaining two properties scheduled to close in the second quarter of 2017, we recorded no gains or losses in the first quarter of 2017. We do not anticipate any material losses from the sales of these remaining two properties.

Other items of note:
Non-Performing Assets (NPAs) increased from $11.1 million as of December 31, 2016 to $15.1 million as of March 31, 2017. NPAs do not include restructured loans that are performing in accordance with their modified terms. Although this category increased, we believe that the collateral and expected future cash flows on these loans will cover the balance for which there is no specific allocation, and as a result, the increase in NPAs will have minimal impact on future earnings.

The most significant increase in NPAs was in nonaccrual loans, and this increase is primarily due to a long-standing loan relationship that was moved to nonaccrual status in the first quarter of 2017. As of March 31, 2017, the loans in this relationship represented approximately 20% of our total NPAs. We are closely monitoring the relationship and enhancing our workout strategy as appropriate.

Loans past due 90 days or more but still accruing interest increased $73 thousand between December 31, 2016 and March 31, 2017 due to increased past dues in our student loan portfolio. Both interest and principal on these student loans are 97-98% guaranteed by the U.S. government, and we expect to experience minimal losses on this portfolio. Total loans past due 90 days or more but still accruing interest were $3.0 million as of March 31, 2016, of which $2.7 million were government-guaranteed student loans. Loans past due 90 days or more but still accruing interest totaled $2.9 million as of December 31, 2016, of which $2.6 million were government-guaranteed student loans. Out of the total portfolio of loans past due 90 days or more but still accruing interest, government-guaranteed student loans increased $129 thousand in the first quarter of 2017, while non-guaranteed loans decreased $56 thousand.

Other real estate owned remained at $1.1 million as of March 31, 2017, with only two properties still on our books. Both properties are under contract, with the sales expected to close in the second quarter of 2017.

Allowance for Loan and Lease Losses (ALLL) was 1.34% of total loans as of March 31, 2017, compared to 1.37% at December 31, 2016. While increases in nonperforming assets would usually increase the ALLL, continued improvements in the economy and in certain qualitative factors resulted in a reduction to the percentage of ALLL to total loans.

For information about our commitment to the community, pick up a copy of Old Point's Community Engagement Report in any of our branches or request a PDF via email (lwright@oldpoint.com). For information about upcoming initiatives, please visit our website (www.oldpoint.com), our Facebook page (www.facebook.com/oldpoint), or join us on Twitter (www.twitter.com/opnb).

Safe Harbor Statement Regarding Forward-Looking Statements. Statements in this press release which use language such as "believes," "expects," "plans," "may," "will," "should," "projects," "contemplates," "anticipates,"  "forecasts," "intends" and similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of Old Point's management, as well as estimates and assumptions made by, and information currently available to, management. These statements are inherently uncertain, and there can be no assurance that the underlying estimates or assumptions will prove to be accurate. Actual results could differ materially from historical results or those anticipated by such statements. Forward-looking statements in this release include, without limitation: statements regarding future financial performance; performance of the investment and loan portfolios, including performance of the consumer auto loan portfolio and the purchased student loan portfolio; the effects of diversifying the loan portfolio; strategic business initiatives; management's efforts to reposition the balance sheet; deposit growth; levels and sources of liquidity; use of proceeds from the sale of securities; future levels of charge-offs or net recoveries; the impact of increases in NPAs on future earnings; write-downs and expected sales of other real estate owned; and changes in interest rates.

Factors that could have a material adverse effect on the operations and future prospects of Old Point include, but are not limited to, changes in: interest rates and yields; general economic and business conditions, including unemployment levels; demand for loan products; the legislative/regulatory climate; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board and any changes associated with the new administration; the quality or composition of the loan or securities portfolios; changes in the volume and mix of interest-earning assets and interest-bearing liabilities; the effects of management's investment strategy and strategy to manage the net interest margin; the U.S. Government's guarantee of repayment of student loans purchased by Old Point; the level of net charge-offs on loans; deposit flows; competition; demand for financial services in Old Point's market area; technology; reliance on third parties for key services; the use of inaccurate assumptions in management's modeling systems; the real estate market; accounting principles, policies and guidelines; and other factors detailed in Old Point's publicly filed documents, including its Annual Report on Form 10-K for the year ended December 31, 2016. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of date of the release.

Old Point Financial Corporation ("OPOF" - Nasdaq) is the parent company of The Old Point National Bank of Phoebus, a locally owned and managed community bank serving all of Hampton Roads and Old Point Trust & Financial Services, N.A., a Hampton Roads wealth management services provider. Web: www.oldpoint.com. For more information, contact Erin Black, Senior Vice President/Marketing Director, Old Point National Bank at 757- 251-2792.

Old Point Financial Corporation and Subsidiaries
Consolidated Balance Sheets	March 31,	December 31,
(dollars in thousands, except per share data)	2017	2016
	(unaudited)
Assets

Cash and due from banks	$19,264	$21,885
Interest-bearing due from banks	563	1,667
Federal funds sold	683	2,302
Cash and cash equivalents	20,510	25,854
Securities available-for-sale, at fair value	195,198	199,365
Restricted securities	977	970
Loans, net of allowance for loan losses of $8,523 and $8,245	625,787	595,637
Premises and equipment, net	38,876	39,324
Bank-owned life insurance	25,404	25,206
Other real estate owned, net of valuation allowance of $1,026	1,067	1,067
Other assets	14,957	15,543
Total assets	$922,776	$902,966

Liabilities & Stockholders' Equity

Deposits:
Noninterest-bearing deposits	$233,640	$228,641
Savings deposits	356,175	344,452
Time deposits	203,577	211,409
Total deposits	793,392	784,502
Overnight repurchase agreements	28,128	18,704
Accrued expenses and other liabilities	6,135	5,770
Total liabilities	827,655	808,976

Commitments and contingencies

Stockholders' equity:
Common stock, $5 par value, 10,000,000 shares authorized;
4,977,267 and 4,961,258 shares issued and outstanding	24,886	24,806
Additional paid-in capital	16,655	16,427
Retained earnings	57,360	56,965
Accumulated other comprehensive loss, net	(3,780)	(4,208)
Total stockholders' equity	95,121	93,990
Total liabilities and stockholders' equity	$922,776	$902,966

Old Point Financial Corporation and Subsidiaries
Consolidated Statements of Income
(dollars in thousands, except per share data)	Three Months Ended
	March 31,
	2017	2016
	(unaudited)
Interest and Dividend Income:
Interest and fees on loans	$6,780	$6,413
Interest on due from banks	5	4
Interest on federal funds sold	3	1
Interest on securities:
Taxable	496	548
Tax-exempt	427	384
Dividends and interest on all other securities	14	15
Total interest and dividend income	7,725	7,365

Interest Expense:
Interest on savings deposits	64	55
Interest on time deposits	519	517
Interest on federal funds purchased, securities sold under
agreements to repurchase and other borrowings	5	6
Interest on Federal Home Loan Bank advances	0	141
Total interest expense	588	719
Net interest income	7,137	6,646
Provision for loan losses	650	150
Net interest income after provision for loan losses	6,487	6,496

Noninterest Income:
Income from fiduciary activities	966	901
Service charges on deposit accounts	927	975
Other service charges, commissions and fees	1,016	1,018
Income from bank-owned life insurance	198	215
Gain on sale of available-for-sale securities, net	0	509
Other operating income	56	47
Total noninterest income	3,163	3,665

Noninterest Expense:
Salaries and employee benefits	5,097	5,154
Occupancy and equipment	1,449	1,358
Data processing	414	422
FDIC insurance	96	165
Customer development	144	150
Legal and audit expenses	174	202
Other outside service fees	199	183
Employee professional development	236	148
Capital stock tax	143	135
ATM and other losses	177	87
Prepayment fee on Federal Home Loan Bank advance	0	391
Loss on other real estate owned	0	99
Other operating expenses	577	597
Total noninterest expense	8,706	9,091
Income before income taxes	944	1,070
Income tax expense	2	49
Net income	$942	$1,021

Basic Earnings per Share:
Average shares outstanding	4,977,267	4,959,009
Net income per share of common stock	$0.19	$0.21

Diluted Earnings per Share:
Average shares outstanding	4,991,864	4,959,009
Net income per share of common stock	$0.19	$0.21

Cash Dividends Declared per Share:	$0.11	$0.10

Old Point Financial Corporation and Subsidiaries
Selected Ratios	March 31,	December 31,	March 31,
	2017	2016	2016
Net Interest Margin Year-to-Date	3.69%	3.66%	3.62%
NPAs/Total Assets	1.63%	1.23%	1.38%
Annualized Net Charge Offs/Total Loans	0.23%	0.24%	0.06%
Allowance for Loan Losses/Total Loans	1.34%	1.37%	1.36%

Non-Performing Assets (NPAs) (in thousands)
Nonaccrual Loans	$11,032	$7,159	$6,457
Loans > 90 days past due, but still accruing interest	2,957	2,884	3,092
Non-Performing Restructured Loans	0	0	0
Other real estate owned	1,067	1,067	2,243
Total Non-Performing Assets	$15,056	$11,110	$11,792

Other Selected Numbers (in thousands)
Loans Charged Off Year-to-Date, net of recoveries	$371	$1,423	$86
Year-to-Date Average Loans	$616,357	$585,206	$570,344
Year-to-Date Average Assets	$900,443	$886,058	$863,515
Year-to-Date Average Earning Assets	$800,615	$768,719	$759,463
Year-to-Date Average Deposits	$779,483	$744,904	$725,517
Year-to-Date Average Equity	$94,482	$95,280	$94,470